EXHIBIT 10.1
ESTEE LAUDER INC.
767 Fifth Avenue
New York, NY 10153

April 6, 2011

Aerin Lauder Zinterhofer
New York, NY

Re: Creative Consultant Agreement

Dear Ms. Lauder:

This Agreement ("Agreement") between Estee Lauder Inc., a Delaware Corporation, having its principal business address at 767 Fifth Avenue, New York, NY 10153, and its affiliates on behalf of the Estee Lauder brand (the “Brand”) and The Estee Lauder Companies Inc. (“the Company”) and you (“Consultant” or “you”) will confirm the terms by which you will provide your services as a creative consultant and spokesperson to the Brand.

1.           Scope of Work.

You shall serve as a consultant to the Brand, shall no longer be an employee of the Brand, the Company or any of its affiliates, shall have the title, Style and Image Director, and shall contribute actively to the Brand by providing the Services set forth in Section 3 below reporting to the Brand President.

2.           Term.

A)           The initial term of this Agreement shall begin upon the execution of this Agreement by all parties and shall end on June 30, 2016 (“Term”).  The Term is comprised of the First Period, the Second Period, the Third Period, the Fourth Period, the Fifth Period, and the Sixth Period.  The “First Period” of this Agreement shall commence upon the execution of this Agreement by all parties and shall end on June 30, 2011.  The “Second Period” shall commence on July 1, 2011 and shall end on June 30, 2012. The “Third Period” shall commence on July 1, 2012 and shall end on June 30, 2013.  The “Fourth Period” shall commence on July 1, 2013 and shall end on June 30, 2014.  The “Fifth Period” shall commence on July 1, 2014 and shall end on June 30, 2015.  The “Sixth Period” shall commence on July 1, 2015 and shall end on June 30, 2016 (The First Period, Second Period, Third Period, Fourth Period, Fifth Period, and

Sixth Period shall individually be hereinafter referred to as a “Contract Year.”).

B)           This Agreement may be terminated prior to its expiration by either party, effective upon notice to the other party, in the event that the License Agreement (as hereinafter defined) is terminated prior to June 30, 2016.

C)           This Agreement may be terminated prior to its expiration by the Company (i) if Consultant materially breaches any of its terms and does not cure same within thirty (30) days after notice from the Company; (ii) if Consultant materially violates the policies contained in the Code of Conduct (as defined in Section 12(C) and does not cure same within thirty (30) days after notice from the Company; or (iii) upon the death or disability of Consultant.

D)           Termination in the Event of Change of Control of Company.  In the event that a person, entity or single group of persons or entities acting in concert, other than the Lauder family, related entities, or a group comprised of members of the Lauder family and/or related entities, obtains control directly or indirectly of more than 50% of the voting power or equity interest in (i) the Company or (ii) the Estee Lauder brand, Consultant may terminate this Agreement, no later than 30 days following the occurrence of such event.

E)           Termination in the Event of Change of Control of Aerin LLC or JW Brands LLC.  In the event that control of Aerin LLC (or all or substantially all of its assets) or of JW Brands LLC (or all or substantially all of its assets) is transferred to i) a competitor of the Brand or the Company, other than a third party that has de minimis sales of cosmetic, skincare and/or fragrance products or ii) mass, club or similar retailers in any form of distribution, including the internet, the Brand and the Company shall have the right to terminate the Agreement, no later than 30 days following the occurrence of such event.  A transfer of control of JW Brands LLC (or its assets) to Aerin LLC shall not by itself trigger the Brand’s and the Company’s right to terminate the Agreement as provided in this Section 2.E.

3.           Services.

Consultant shall provide the following services (“Services”):

A)           Collaborating with the Brand’s Creative Director on the Brand creative (consulting on model selection, consulting on and attending photo shoots and select Brand events) (“Consultation Services”), as requested by the Brand President. In the event of a disagreement between Consultant and the Brand’s Creative Director, the final decision will be made by the Brand President.

B)           Acting as a spokesperson (“Spokesperson Services”) for the Brand, its affiliated companies, and their products, the Company, and the Lauder family for the benefit of the Brand and the Company, as requested by Global Communications with the approval of the Brand President or his/her designee, including by participating in person, via telephone, and via email in U.S. and international press interviews, press events, Brand sales conferences, and corporate events for the Company.  To the extent possible, Consultant shall work with Global Communications to prepare for such interviews and events.  Consultant agrees that when Consultant is providing Spokesperson Services for the Brand her primary responsibility is to focus on the Brand but she may speak about the Aerin Lifestyle Brand (as hereinafter defined) when it is relevant to the Brand or in response to questions;

C)           Making personal appearances (“Personal Appearances”) (the Consultation Services, Spokesperson Services, and Personal Appearances shall collectively be referred to as “Services”) throughout the world on behalf of the Brand, its affiliated companies, and their products, the Company, and the Lauder family for the benefit of the Brand and the Company.  Consultant agrees to make such Personal Appearances when reasonably requested by the Brand’s Global Communications department and as approved by the Brand President or his/her designee. Consultant further agrees that her personal appearances will be considered Personal Appearances within the meaning of the Agreement only when such Personal Appearances are authorized in writing by the Brand President or otherwise requested in writing by the Company.

D)           The Company, the Brand and Consultant acknowledge that Consultant has incorporated a company, Aerin LLC, to create and/or license products (referred to herein as “Aerin Lifestyle Brand”).  Consultant and the Brand agree that the resources of the Brand cannot be used in connection with the Aerin Lifestyle Brand in any respect.  Accordingly,

Consultant agrees that she will utilize a Brand office space, the services of Brand personnel, or the use of Brand materials and resources only in connection with providing Services to the Brand or in connection to the license agreement between Estee Lauder Inc., Consultant, and Aerin LLC (“License Agreement”).

E)           The Company and the Brand acknowledge that Consultant is a person of prominent reputation and recognized status as an expert in matters relating to style, beauty, fashion, design and ancillary topics.  The Company and the Brand shall not request of Consultant the provision of any Services that would be inconsistent in any material respect with such reputation and status, or Consultant’s prominent stature in the industry, and Consultant shall be under no obligation to provide any Services hereunder, or to approve any Materials, where such Services or Materials would compromise Consultant’s reputation, status or stature.

4.           Use of Persona and Approval.

A)           During the Term of the Agreement, Consultant agrees that the Brand and the Company may continue to use in all media, whether now or later developed, (“Media”) throughout the world any photos or video containing Consultant’s picture, photograph, image, name, signature, likeness, performance, voice, or other indicia of her identity (“Persona”) for the advertising, marketing, promotion and the publicity of the Brand products and services and of the history of the Brand, of the Company, and of the Lauder family for the benefit of the Brand and the Company provided that (1) the Company or the Brand has used or is currently using in any Media such photos or video and/or (2) Consultant has previously approved such photos or video prior to or during the Term.  Such use shall either be consistent with the Brand’s or the Company’s historical use prior to the date hereof, or otherwise be approved in advance by Consultant.

B)           Upon termination of this Agreement, Consultant grants to the Brand and to the Company the non-exclusive right in perpetuity to use in all Media throughout the world Consultant’s Persona solely in connection with public relations materials related to the history of the Brand, of the Company, and of the Lauder family for the benefit of the Brand and the Company.  Consultant agrees that the Brand may use in all Media any manifestations of her Persona that (a) she approved prior to or during the Term and/or (b) the Company or the Brand had used or was currently using in any Media as of termination of this Agreement (and not in violation of this Agreement), in each case, solely in public relations materials related to the history of the Brand, of the Company, and of the Lauder family for the benefit of the Brand and the Company without first obtaining the approval of Consultant.

C)           Provided that the Brand presents to Consultant photographs taken during the Term and containing her Persona and provided that such photographs do not compromise Consultant’s reputation, status, or stature, Consultant agrees to approve or, acting reasonably, to disapprove within ten business (10) days of receipt at least half of such photographs, such approval not to be unreasonably withheld.  Consultant agrees to approve or, acting reasonably, to disapprove the story board within ten (10) business days of receipt for any TV advertising films or videos containing Consultant’s Persona and created during the Term, such approval not to be unreasonably withheld, and Consultant agrees that she will not retain any approval over the final cut of such TV advertising films or videos containing Consultant’s Persona provided that such TV advertising films or videos comply with the approved storyboard.

D)           Consultant understands that the Brand or the Company may arrange for other photographers and videographers to photograph and/or film behind-the-scenes photos and/or b-roll film or video footage and that the Brand or the Company may arrange for coverage of any Personal Appearances or photo / video shoots by both U.S. and International publications, who will provide their own journalist and photographer.  Provided that such b-roll does not compromise Consultant’s reputation, status, or stature, the Brand shall submit such b-roll to Consultant for her approval, such approval not to be unreasonably withheld or delayed, and Consultant agrees to approve within ten (10) business days of receipt a minimum of five (5) minutes of b-roll, provided that the Brand submits to Consultant at least ten (10) minutes of b-roll.  If the Brand submits to Consultant less than ten (10) minutes of footage, Consultant agrees to approve within ten (10) days of receipt at least half of the submitted b-roll.  Provided that such behind-the-scenes photographs do not compromise Consultant’s reputation, status, or stature, the Brand shall submit behind-the-scenes photographs containing Consultant’s Persona to Consultant for her approval, such approval not to be unreasonably withheld or delayed, and Consultant agrees to approve or, acting reasonably, to disapprove within ten (10) days of receipt a minimum of ten (10) business such behind-the-scenes photographs, provided that the Brand submits to Consultant at least twenty (20) behind-the-scenes photographs.  If the Brand submits to Consultant fewer than twenty (20) behind-the-scenes photographs, Consultant agrees to approve or, acting reasonably, to disapprove within ten (10) days of receipt as least half of the submitted behind-the-scenes photographs.

E)           Consultant agrees that the Brand and the Company may continue to use in all Media throughout the world any press releases containing Consultant’s name for the advertising, marketing, promotion and the publicity of the Brand products and services and of the history of the Brand, of the Company, and of the Lauder family for the benefit of the Brand and the Company provided that Consultant has approved the use of her name in such press releases prior to or during the Term.  Provided that such press releases do not compromise Consultant’s reputation, status, or stature, the Brand agrees to obtain the approval of Consultant for uses of Consultant’s name in such press releases created during the Term, and Consultant agrees to approve or, acting reasonably, to disapprove such uses within ten (10) business days of receipt. Notwithstanding the foregoing, the Brand may, without receiving Consultant's approval, make reasonable minor changes and revisions to previously approved copy and text so long as no materially new copy or text is added or the meaning or message of the press release is altered.

5.	Personal Appearances

A)      Consultant agrees to provide a minimum of thirty-five (35) full days of Service for Personal Appearances (“Service Days”) per Contract Year, except that for the First Period Consultant agrees to provide a prorated number of Service Days, the number of Service Days shall be calculated as follows: 35 times the number of full months between July 1, 2011 and the execution of this Agreement by all parties divided by 12.  Consultant agrees to supply her Services for Personal Appearances at all such times, dates and locations throughout the world as the Brand, in its sole discretion, determines, subject only to Consultant’s then prior professional commitments, family obligations, and personal emergencies.   Should the Brand request it, such Personal Appearances shall include appearances in London, New York, Paris, China, and other fashion and business centers.  Such Service Days need not be consecutive.  Both parties will make reasonable attempts to schedule Personal Appearance days around Consultant’s prior commitments and to minimize Consultant’s travel.  The Brand shall have the right to carry up to two (2) unused days in any Contract Year of the Term forward to the next Contract Year of the Term.  The Brand will also have the right and option to require Consultant’s Services for up to five (5) additional Service Days during each Contract Year of the Term, and shall pay Consultant the amount set forth in Section 7.C. for each additional Service Day.

B)      For any Personal Appearances, subject to the Brand’s sole discretion, hair and make-up consultants (i.e. stylists) will be provided by the Brand to Consultant for shoots and Personal Appearances, and the Brand will select such stylist(s) as the Brand deems appropriate, taking into account Consultant’s image and reputation in the industry, in consultation with Consultant and at the Brand’s expense.

C)      In calculating a Service Day hereunder, the Brand  shall be entitled to a maximum of twelve (12) hours, excluding hair and make-up, for shoot days and ten (10) hours, excluding hair and make-up, for all other Personal Appearance days inclusive of meals, and reasonable rest periods.  The calculation of hours in a day shall exclude that which is listed in Section 5.E. herein.

D)      The Brand will endeavor to minimize Consultant’s travel and to provide Consultant with not less than twenty (20) business days’ advance notice (and in no case less than ten (10) business days’ notice) as to such times, dates, places, description and anticipated duration of the Services to be provided, consistent with the provisions of this Agreement, and Consultant agrees to confirm Consultant’s availability within five (5) business days.  Consultant agrees that Consultant will use all reasonable good faith efforts to honor the Brand’s requests for Consultant’s Services and if, in good faith, Consultant is not available on dates the Brand has requested Consultant agrees to provide the Brand with several suggested alternate dates as close as possible to the Brand’s requested dates.  If Consultant confirms Consultant’s ability to perform Services on any days (a “Confirmed Booking”), Consultant agrees that Consultant will appear unless Consultant is unavailable as a result of illness, injury, or other cause beyond Consultant’s control.  Consultant agrees that the Brand and Consultant will communicate with one another on a regular basis throughout the Term regarding the Brand’s and Consultant’s schedule and to endeavor to provide each other with as much advance notice as possible prior to the Brand requesting Services or Consultant’s making any firm professional commitments to occupy Consultant’s time when not scheduled to provide Services to the Brand.

E)      For purposes of calculating the number of Service Days rendered by Consultant hereunder, all days upon which Consultant renders Services shall be considered full days except with respect to the following, none of which shall count as Service Days:
(i)
Travel and rest days on which Consultant does not provide any Services; except however, should the Brand require Consultant to travel outside of the United States where the time of travel from Consultant’s home to the hotel or first Personal Appearance of the Service Day  exceeds six (6)

hours, then each such additional travel day shall be counted as one half (1/2) half day of Service, and where such travel exceeds nine (9) hours, one (1) full day of Service;
(ii)
Spokesperson Services for which no travel from Consultant’s home, office, or hotel room is required (such as telephone interviews or in-person interviews at Consultant’s home or office), provided that such Spokesperson Services shall be reasonable in amount, shall not unduly interrupt Consultant’s business and affairs and shall be scheduled in advance to the extent practicable, it being acknowledged that Consultant shall not be obligated to engage in such Services which unreasonably interfere with her business and affairs, provided, however, that if the Brand elects to use a Service Day in connection with such Spokesperson Services, the provisions of this clause E(ii) shall not apply, and the provisions of this Agreement otherwise relating to such Services shall instead apply;

(iii)	Non-production days devoted to wardrobe fittings, hair and make up sessions, and pre-production meetings, provided that such non-production days do not exceed one (1) day per Personal Appearance; and
(iv)	Events where Consultant is given the option, at Consultant’s sole discretion, to attend or not to attend, e.g., a party or other event.

F)
Any Confirmed Bookings canceled by the Brand shall not count against Service days, provided the Brand gives you at least ten (10) business days’ prior notice of such cancellation and otherwise shall count as a Service Day.

G)
Without limiting any informal or other communications between Consultant and the Brand, the Brand will designate a liaison (the “Brand Liaison”) to act as Consultant’s primary designated contact with respect to confirmations of Service Days, bookings, advertising, shooting of b-roll footage, public relations and marketing efforts hereunder for the Brand.  The Brand Liaison shall be the SVP Global Communications for the Brand.  The Brand Liaison shall also be Consultant’s primary contact with respect to approvals, consulting rights and/or other formal communications either Consultant or the Brand may have with one another (not including formal legal notices under this Agreement required under the Notice section of this Agreement).  The Brand may, in its sole discretion, change the Brand Liaison from time to time.  It is specifically understood and agreed that only the Brand President can approve Consultant’s Service Days.  Without limiting any informal or other communications between Consultant and the Company, the Company will designate a liaison to act as Consultant’s primary designated contact with respect to public relations efforts hereunder (the “Company Liaison”).  The Company Liaison shall be the SVP Global Communications for the Company.  The Company may, in its sole discretion, change the Company Liaison from time to time.

6.	Public Relations.

Consultant agrees that she and Consultant’s PR agency will communicate with the Brand Liaison and Company Liaison from time to time at the request of either the Brand Liaison or Company Liaison regarding Consultant’s schedule.  Consultant agrees to reasonably cooperate with the Brand so that the Brand may have the opportunity, provided it does not interfere with Consultant’s activities at Consultant’s other professional events and activities, to promote the Brand, and its products, the Company, and the Lauder family for the benefit of the Brand and the Company. Notwithstanding the foregoing, Consultant’s inability to promote the Brand, and its products, the Company, and the Lauder family for the benefit of the Brand and the Company at such events shall not be deemed a breach by Consultant of this Agreement.

7.           Fee and Expenses.

The Brand agrees to pay Consultant or cause Consultant to be paid, and Consultant agrees to accept, in full consideration of: (a) all Services rendered by Consultant; (b) the right and license to use any and all Materials (as defined in Section 8.A), including, without limitation, Consultant’s Persona; (c) the use of the results of Consultant’s Services hereunder and the use of the results of the rights and license hereunder; and (d) all of the rights and options available to the Brand and Company hereunder, the following amounts:

A.
Fee.                 Seven Hundred Thousand Dollars ($700,000) per each year of the Term, payable in equal monthly installments (“Fee”).  Provided that Consultant is not in material breach of this Agreement, the Fee shall be increased 4% each Contract Year of the Term, beginning July 1, 2012.  For the First Period, the Fee shall be Seven Hundred Thousand Dollars ($700,000) divided by twelve (12) and multiplied by the number of full months between July 1, 2011 and the execution of this Agreement by all parties.

B.
Travel.                 If the Brand requires Consultant to travel to render her Services, the Brand will provide Consultant with round trip first-class transportation (or with the value of a round trip first-class air transportation ticket for Consultant to apply towards a private jet), hotel accommodations and ground transport in traveling to and from all locations at which the Brand requests Consultant’s Services, unless Consultant is already required or is planning to be present at such locations for other personal or business reasons in which case the Brand will pay its proportionate share of such travel expenses as set forth below.  The value of the ticket will be based on the fare of an unrestricted first class ticket had it been purchased by the Brand on the day that the Brand notified Consultant of the Brand’s request that Consultant travel.  Should Consultant be present for other business reasons where Consultant is being reimbursed for her expenses from a third party at any location at which the Brand requests Consultant’s Services, the Brand will pay its proportionate share of such expenses (e.g., one half if Consultant is present for one other party) for such days that the Brand requires Consultant’s Services.  Hotel accommodations will be consistent with Consultant’s past usage when traveling on Company or Brand business and, if possible, consistent with Company policy.  In connection with Consultant’s provision of Services, the Brand either will reimburse Consultant for her assistant’s reasonable travel expenses consistent with Company policy or provide Consultant’s assistant with transportation, accommodation, and ground transportation, such travel expenses consistent with Company policy.

C.
Additional Day Fee.                                      In any Contract Year of the Term, if the Brand requires Consultant to provide Services for Personal Appearances for additional Service Days as provided Section 5.A hereof, the Brand agrees to pay Consultant or cause Consultant to be paid an additional fee (“Additional Day Fee”) for each additional Service Day.  The Additional Day Fee shall be payable to Consultant within ten (10) business days following Consultant’s rendition of such Services.  For the First and Second Period, the Additional Day Fee shall be Twenty Thousand Dollars ($20,000).  For the Third Period, the Additional Day Fee shall be Twenty-One Thousand Dollars ($21,000).  For the Fourth Period, the Additional Day Fee shall be Twenty-Two Thousand Dollars ($22,000).  For the Fifth Period, the Additional Day Fee shall be Twenty-Three Thousand Dollars ($23,000).  For the Sixth Period,

the Additional Day Fee shall be Twenty-Four Thousand Dollars ($24,000).

D.
Office and Access to Assistant.                                                           The Brand shall provide Consultant with an office and access to an assistant, who will assist Consultant on Consultant’s Services hereunder and other Brand related business matters.  The Brand, in its sole discretion, either shall assign a part time assistant to assist Consultant or shall assign a full time assistant, part of whose time shall be dedicated to assisting Consultant, such assistant to be mutually acceptable to Consultant and the Brand; the parties agree that Consultant’s current assistant shall initially be her assistant.

E.
Should Consultant become a member of the Screen Actors Guild and/or the American Federation of Radio and Television Artists, with respect to the production and use of any commercials produced hereunder, all compensation required under the applicable union agreements of the Screen Actors Guild and/or the American Federation of Radio and Television Artists (“Union Code”) shall be calculated at scale and shall be credited against the applicable Fee.  If the scale payments pursuant to this paragraph with respect to any year of the Term exceed any year’s total Fee, the Brand will promptly pay any such excess to Consultant in accordance with the applicable Union Code.

F.
The Brand shall not be responsible for the payment of any Consultant’s agent’s commission in connection with the Brand’s use of Consultant’s Persona or the Services provided by Consultant as set forth herein.  Consultant’s agent shall be such party as Consultant shall designate in writing and as Consultant may change from time to time in Consultant’s discretion.

8           Ownership.

A)           As between Consultant, the Brand, and the Company, all the materials produced by Consultant, the Brand, or the Company in compliance with this Agreement, including but not limited to products, collections, shades, names, visuals, and packaging, marketing, and public relations ideas, phrases, or words, scripts, or other materials (“the Materials”) will be and remain the absolute and exclusive property of the Brand or the Company. The foregoing notwithstanding, the ownership and rights relating to any Materials produced in connection with Licensed Products (as defined in the License Agreement) or in connection with the License Agreement shall be governed by the License Agreement.

B)           Consultant acknowledges that Consultant does not have, nor in the future will assert, directly or indirectly, any right, title, or interest of any kind or nature in such Materials, or in or to any component part, element, character, or characterization thereof, except as otherwise set forth herein or in the License Agreement.  To the extent required under the applicable copyright laws regarding ownership of any materials produced hereunder or the content or use thereof, the product of Consultant’s Services hereunder and the Materials will be considered works made for hire or, if not legally capable of being considered as such, then and in such event Consultant hereby assigns either to the Brand or the Company any and all intellectual property rights or title, including but not limited to copyrights, trademark rights, and patent rights, Consultant may have in their respective Materials, except as otherwise set forth herein or in the License Agreement.  Without limiting the foregoing, Consultant hereby waives any so called "moral rights" or "droit morale" in connection with the use of the Materials produced hereunder.

C)           At no time during the Term or after shall Consultant have the right to use, to license, or to permit others to use any photos, film, video, or other Materials containing Consultant’s Persona or otherwise created at any time by the Brand or Company in connection with this Agreement, provided that at Consultant’s request, the Company will reasonably cooperate if Consultant seeks access to such Materials (it being agreed that the Company shall not be obligated to incur any expense in connection with such cooperation).

9.           Independent Contractor.

Consultant’s engagement with the Brand does not make Consultant an employee of the Brand or Company and nothing herein shall be construed as creating any relationship of employer/employee, partnership, agency, joint venture, or otherwise between the parties.  Consultant acknowledges that the rendering of such Services hereunder will not entitle Consultant to employee benefits as an employee of the Brand or the Company with respect to workers' compensation, disability benefits, health, medical or life insurance programs, pension, profit sharing or other employee benefit plans or any other program or benefit maintained by the Brand or the Company.  Although Consultant is considered an independent contractor, the Company will withhold all applicable federal income, state and local income and employment taxes, including FICA, social security and any other required withholdings on all fees paid pursuant to Section 7 (a) of this agreement and issue the Consultant Form W-2 on an annual basis.

10.           Confidentiality.

Consultant acknowledges that, in furtherance of this Agreement, Consultant will receive from the Brand or Company other information which may consist of business methods, business plans and practices, identification of personnel, customers, prospective customers and suppliers, financial information, inventions, processes, methods, products, patent applications, specifications, drawings, sketches, models, samples, designs, ideas, technical information and other confidential business information and trade secrets.  Consultant recognizes that these materials are valuable Brand or Company property.  Consultant acknowledges the need to preserve the confidentiality and secrecy of these materials and agrees to take all necessary steps to ensure that use by Consultant will in all respects preserve such confidentiality and secrecy.  Consultant shall take all commercially reasonable precautions to protect the secrecy of the materials, samples, and designs described herein prior to their commercial distribution or the showing of samples for sale.  Consultant shall take all reasonable precautions to protect the secrecy of the original designs created for Brand products or for the Company prior to their advertisement, commercial distribution or the showing of samples for sale.  Consultant shall not, at any time during the term of this Agreement, disclose or use for any purpose, other than as contemplated by this Agreement, any revealed or otherwise acquired confidential information and data relating to the business of the Brand or Company.  Notwithstanding the foregoing, Consultant shall not be required to treat any information as confidential information under this Section 10 if such information (i) was publicly known at the time it was disclosed or becomes publicly known after disclosure without breach hereof by the Consultant; (ii) was known by the Consultant at the time of disclosure or becomes known to Consultant from a party other than the Brand or Company who has the apparent right to disclose such information to the Consultant’s knowledge after due inquiry; (iii) is independently developed by the Consultant without reliance on the disclosed confidential information; (iv) is approved for disclosure by the Brand or Company with the Brand’s or Company’s prior written consent; or (v) is disclosed by the Consultant pursuant to judicial order, requirement of a governmental agency or other operation of law, provided that the Consultant informs the Brand or Company promptly after receiving notice of Consultant’s obligation to make such disclosure, and takes reasonable steps to limit the scope of such disclosure.  Confidential information provided to Consultant by Brand or

Company under any prior agreement (other than the License Agreement) shall be protected and governed as though it were provided pursuant to this Agreement, and the License Agreement shall govern in the case of information protected under such License Agreement.

11.           Exclusivity.

A)           Consultant warrants, represents and agrees that throughout the Term, Consultant will not, other than for the Brand or the Company use or authorize use, directly or indirectly,  of Consultant’s Persona in any manner, in any part of the world, for use in connection with any commercial, advertisement, promotion, merchandising, publicity, endorsement, or other commercial exploitation of Products other than the Brand or the Company Products.  “Products” means cosmetics and fragrance products and services, which, without limitation, specifically include all skincare, makeup, fragrances, hair, body and personal care products and services, and comparable cosmetics and fragrance products and services for any other companies, individuals or entities.

B)           Notwithstanding Section 11.A above, Consultant may permit the use of her Persona in connection with the License Agreement.

C)           Consultant agrees that the Brand may utilize Consultant’s Services to endorse the Brand, the Company, and their products and in that connection Consultant has simultaneously executed the letter attached hereto as Exhibit A and made a part hereof.

D)           Consultant agrees that she will at all times during the Term purchase and use the Brand’s products for Consultant’s, makeup or skin care needs unless the Brand does not manufacture or distribute a product or cosmetic or provide a service needed by Consultant.  Nothing herein shall be deemed to prohibit Consultant from using products or cosmetics manufactured or distributed by companies other than the Brand or Company where such use is (a) on account of products or cosmetics supplied by hotels where Consultant stays, (b) on account of products or cosmetics used by spas or resorts at which Consultant may take a beauty treatment, (c) an incidental use for personal purposes, or (d) as directed by a physician, in each case as to the foregoing, provided that such use is non-public.  The Brand will provide Consultant with an adequate supply of Brand products suitable for Consultant’s use.  Consultant agrees that during the Term hereof, Consultant will not publicly handle any beauty products other than those manufactured and distributed by the Brand or Company.  Notwithstanding the foregoing, the Brand understands that Consultant may inadvertently handle beauty products not manufactured and distributed by the Brand and that such inadvertent handling shall not be deemed a breach of this Agreement.

E)           If, during the Term, any third party, directly or indirectly, uses or threatens to use, Consultant’s Persona or the name, signature, photograph, voice, picture, likeness, or other indicia of identity of a party other than Consultant in a manner which is likely to be confused with or taken to be Consultant and such use would, if it had been authorized by Consultant, constitute a violation of this Section 11.E, Consultant shall reasonably cooperate with the Brand in the event that the Brand seeks to bring legal action in connection therewith.  The Brand shall not bring any such action in the event that Consultant is pursuing such matter with commercially reasonable efforts, including due prosecution of any proceeding consistent with industry  norms.  If the Brand brings any such legal action, it shall keep Consultant fully informed of its actions and shall take into account the reasonable suggestions of Consultant and her counsel therewith.  Consultant agrees reasonably to cooperate with the Brand and its representatives in connection with any such action, including appearing on reasonable notice and for reasonable periods at depositions and trial, as necessary, and the Brand shall reimburse Consultant for any reasonable out-of-pocket expenses Consultant incurs by assisting the Brand in any such legal action, including reasonable legal fees.  Any damages recovered in an action commenced by the Brand hereunder shall be applied first against the Brand’s costs in bringing such action and thereafter shall be shared with Consultant, in a manner the Brand mutually agree to be fair and reasonable.  Any days devoted by Consultant regarding such actions will not count as Service Days hereunder.

12.	Professional Rendition of Services and Behavior.

A)           Consultant agrees to attend and participate in all appearances, rehearsals, filming, taping, recording and photography sessions scheduled in accordance with this Agreement and render Consultant’s Services hereunder in accordance with the scripts or other materials which the Brand or the Company shall furnish to Consultant for such purposes, subject to the terms of this Agreement.  Consultant agrees to render Services in a competent and artistic manner to the best of Consultant’s ability and that all Consultant’s Services will be subject to the Brand’s or the Company’s reasonable approval and direction at all times, and Consultant will promptly comply with any reasonable instructions the

Brand or the Company may give Consultant in connection with the rendition of such Services.

B)           Notwithstanding anything herein to the contrary, Consultant hereby acknowledges that her proper conduct and reputation are of the utmost importance to the Brand and the Company and that such conduct and behavior must at all times be consistent with the Brand’s and the Company’s dignity and high standards and must not derogate or otherwise disparage the Brand or the Company.  Therefore, Consultant must at all times conduct herself with due regard for public morals and decency.  Consultant warrants that she has not and will not commit any illegal or publicly obscene or indecent act or through her own malfeasance or wrongful omission become involved in any situation which, in the Brand’s or the Company’s reasonable judgment, has a materially adverse effect on her reputation or on the Brand’s or the Company’s reputation, trade name, or affiliates.  If Consultant breaches this provision, and the effect of such breach is, in the Brand’s or the Company’s reasonable judgment, of sufficient magnitude to require, for commercial reasons, the discontinuance of the use of the Materials produced hereunder utilizing Consultant’s Services, then the Brand and the Company, in their reasonable judgment, shall have the right to terminate this Agreement forthwith.  In such event, there shall be no further compensation payable to Consultant hereunder except with respect to any sums which may be due Consultant for Consultant’s Services then already rendered or for authorized expenses incurred by Consultant prior to the date of termination.  The foregoing right shall be the Brand’s sole remedy in the event of Consultant’s breach of this paragraph, and the Brand must exercise its right to terminate within thirty (30) days of its knowledge of the act or situation, and the Brand and the Company agree to discontinue use of any Materials in which Consultant appears within a reasonable period of time following the Brand’s termination of this Agreement by reason of Consultant’s breach of this paragraph.

C)           Consultant agrees that she will affirmatively acknowledge and abide during the Term by all of the policies contained in the Company’s Corporate Code of Conduct in effect during the Term and as reasonably amended from time to time (“Code of Conduct”), copies of such amended Code of Conduct to be provided promptly to Consultant.  Should Consultant materially violate any of the policies contained in the Code of Conduct, the Brand may terminate this Agreement, subject to Consultant’s right to cure as set forth in Section 2.C, and the Brand and Company shall have no further obligations hereunder, except to pay the Consultant her accrued but unpaid Fee, effective upon Consultant’s receipt of such notice of termination of this Agreement.

13.           Non-compete.

Consultant agrees that during the Term and for a period of six (6) months commencing upon the expiration of the Term or termination of this Agreement for any reason (the "Non-Compete Period"), the Consultant shall not, directly or indirectly, without the prior written consent of both the CEO and Executive Chairman of the Company, in their sole discretion, be employed by or provide consultation services or spokesperson services to any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Brand or any business of the Company or any of its subsidiaries or affiliates as conducted or as proposed to be conducted at the time of the expiration of the Term or termination of this Agreement.  Notwithstanding the foregoing, Consultant may be employed by or provide consultation services or spokesperson services to Aerin, LLC during such time period, provided that Aerin LLC complies with the foregoing.

14.           Unique Services.

It is expressly understood and agreed that the Services and her other obligations to be performed by Consultant and the rights and privileges granted to the Brand and the Company hereunder are unique and not capable of replacement, giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and that Consultant’s failure or refusal to perform Consultant’s Services and her other obligations hereunder may cause irreparable harm or damage.  Therefore, should Consultant materially breach her obligation to perform Services or her obligations under Section 13, the Brand, the Company, and Consultant agree, subject to Section 14.B, that the following shall be the exclusive  remedies available to the Brand and the Company:

A. The right to seek to enjoin any such breach by temporary, preliminary or permanent injunctive or other equitable relief (including specific performance) against Consultant (and applicable third parties) to prevent the continuance of such failure or refusal and/or to prevent Consultant from performing services or granting rights to others in violation of this Agreement;

B.  In the event of Consultant’s willful material breach of Section 10. “Confidentiality,” Section 13. “Non-Compete,” or Section 11. Exclusivity, there shall be no limit to the remedies or damages sought by Company against Consultant, except pursuant to Section 20.C.

C.           The right to terminate this Agreement (and the License Agreement) and/or to refrain from making payments and further payments to Consultant;

D.           The right to a refund from Consultant of any portion of the applicable pre-payment of the Fee, prorated to the effective date of termination.  This proration shall be calculated as follows: the number of days remaining in the period of the Fee payment  (as of the effective date of termination) divided by 30 days and multiplied by the applicable period’s Fee paid.  Any refund due the Brand will be paid promptly by Consultant respectively unless the Brand terminates for Consultant’s death or disability, in which event Consultant shall not be obligated to pay the Brand a refund.  In the event that, the prorated amount to which Consultant is entitled is more than the portion of the applicable period’s Fee already paid to Consultant as of the effective date of termination, the Brand shall promptly pay Consultant such difference;

E. The right to recover from Consultant an amount equal to any sums received by Consultant from any other person, by reason of Consultant’s material breach of any provision of this Agreement.

15.           Warranties and Representations.

A. The Brand warrants and represents that (i) it has full rights and authority to execute, deliver, and perform its obligations under this Agreement without violating the law or rights of any third party, and (ii) it will comply with all applicable federal, state, and local laws, regulations, and ordinances.

B. Consultant warrants and represents that:

(i)
The execution, delivery and performance by Consultant of this Agreement is fully within Consultant’s power and the Brand’s exercise of their rights under this Agreement is not in conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any agreement by which Consultant may be bound or in contravention of any laws, regulations, Union Code or other professional obligations applicable to Consultant’s Services;

(ii)	Consultant will perform Consultant’s services diligently

and in a professional manner consistent with general industry standards and practices; and
(iii)
Consultant will not engage in any act or omission that might tend to (a) injure the success of the Brand, or any of the Brand Products, or (b) bring the Brand or the Brand Products into public scandal or disrepute, or (c) otherwise disparage the Brand or any the Brand Products.

16.           Indemnification.

A.  Consultant agrees to defend, indemnify and hold the Brand and their directors, officers, employees, agents, assigns, distributors, and licensees harmless from and against all demands, claims and liabilities (including reasonable attorneys' fees and expenses) arising from or relating to (1) any information or materials (oral or written) furnished by Consultant to the Brand in connection with the Services performed under this Agreement, (2) any breach of any representations or warranties made by Consultant herein, or (3) any act or omission by Consultant or Consultant’s employees, agents, unless it shall be determined that the claim arose from the wrongful conduct of the Brand, including its gross negligence, recklessness or willful misconduct.

B.  The Brand agrees to defend, indemnify and hold the Consultant harmless from and against all demands, claims and liabilities (including reasonable attorneys' fees and expenses) arising from or relating to (1) Materials prepared by the Brand, (2) the Brand products advertised in such Materials, or (3) or actions or omissions of the Brand (including its employees and agents), in connection with the Services performed under this Agreement.

17.           No Injunction.  The Company and the Brand acknowledge that Consultant’s image, likeness, stature and reputation are unique and not capable of replacement by Consultant.  In no event during the Term hereof, except as set forth in the next sentence, shall Consultant have any right whatsoever to enjoin the distribution or exploitation by the Brand of the Materials produced hereunder.  Notwithstanding the foregoing, Consultant may, (a) either during the term or thereafter, seek an injunction to enjoin the distribution by the Brand or Company of any Materials that compromise Consultant’s reputation, status or stature, to enjoin a misuse by the Brand or Company of the Consultant’s Persona in connection with goods or services that are not Licensed Products (as defined in the License Agreement) or (b) following the term, seek injunction to enjoin the use of Materials in violation of this Agreement.  The foregoing shall not limit Consultant’s other remedies, whether in law or equity.

18.           Breach.  If either party to this agreement at any time commits a material breach of this Agreement or is unable, unwilling, fails or refuses to fulfill their respective obligations, then the non-breaching party may terminate this Agreement on not less than twenty (20) days’ written notice; provided, however, that this Agreement shall not terminate if the party in breach has cured the breach of which it has been notified prior to the expiration of the aforesaid notice period.  Without limiting the foregoing, it is expressly understood that the cure period shall not apply to material breaches by Consultant of the exclusivity provisions set forth in Section 11 or the Professional Rendition of Services and Behavior set forth in Section 12 herein.  Nor shall there be any cure period on Consultant’s behalf in the event Consultant refuses to commence performance for a Confirmed Booking in violation of this Agreement, or after having commenced performance, Consultant discontinues such performance, except as may be due to Consultant’s bona fide illness, disability, or “force majeure” as hereinafter defined.

19.           No Obligation.  The Brand shall not be required to utilize Consultant’s Services or the product of Consultant’s Services, it being understood that the Brand shall nonetheless be obligated to make the payments set forth in Section 7.

20.           General.

A.           Force Majeure.  Neither party shall be liable to the other for any failure, inability or delay in performing hereunder if caused by any cause beyond the reasonable control of the party so failing, including without limitation strikes, boycotts, war, acts of God, labor troubles, riots, delays of commercial carriers, restraints of public authority; but due diligence shall be used in curing such cause and in resuming performance.

B.           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

C.           Limitation of Damages.  EXCEPT IN THE CASE OF AN INTENTIONAL AND MATERIAL BREACH BY A PARTY, IN NO EVENT SHALL EITHER PARTY SEEK OR BE LIABLE FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, SPECIAL ENHANCED, OR TREBLED DAMAGES, ARISING FROM ANY DISPUTE, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE RELATIONSHIP BETWEEN THE PARTIES WHETHER SUCH DAMAGES ARE CLAIMED FOR BREACH OF CONTRACT, NEGLIGENCE, OR ANY OTHER TORT CLAIM IN LAW OR IN EQUITY.

D.           Notices.  Any notice to be given by the Company or the Brand to Consultant hereunder will be deemed sufficiently given if in writing and delivered personally or sent by certified mail or facsimile transmission to

Consultant, at the addresses set forth above, with a copy to Wachtell, Lipton, Rosen & Katz, Attn:  Andrew J. Nussbaum, Esq. (f:  212 403-2269; e:  ajnussbaum@wlrk.com) and if the notice is to be given to the Brand, then by Consultant forwarding same in the manner herein set forth to Brand President, at the address set forth above with a copy to Sara Moss, Esq., Executive Vice President and General Counsel, The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, NY 10153 (p: 212-572-3980, f:212-572-3989, e: smoss@estee.com).

E.           Applicable Law.  This Agreement is made in the State of New York and shall be construed and interpreted in accordance with the internal laws of the State of New York, applicable to contracts made and performed entirely therein.  Consultant agrees and consents that jurisdiction and venue of all matters relating to this Agreement shall be vested exclusively in the Federal courts located in the Southern District of New York and the state courts within the Borough of Manhattan, State of New York.

F.           Intentionally Omitted.

G.           Assignment.  Consultant may not assign Consultant’s obligations under this Agreement.  The Brand may assign this Agreement to any parent, subsidiary, or affiliated company, so long as such entity is under common control with the parent company of the Brand.  Any such assignment shall not relieve the assigning party hereto of its obligations hereunder.

H.           No Waiver.  Any failure by the Brand, the Company, or Consultant to exercise any right granted herein upon the occurrence of any contingency set forth in this Agreement will not in any event constitute a waiver of any such right upon the occurrence of any such contingency.

I.           Binding Nature.  This Agreement shall be binding upon Consultant and her successors, heirs, guardians, representatives and executors.

J.           Assistance.  Consultant shall, during and after termination of services rendered, upon reasonable notice, furnish such information and assistance to the Brand as may be reasonably required by the Brand in connection with work performed by Consultant.  Such assistance following termination shall be furnished at the same level of compensation as provided in Paragraph 7 hereof, except that such assistance shall be provided without compensation (1) for the execution of documents required to perfect the Brand’s rights under Paragraph 8 above; and (2) to the extent that such assistance is required because of an unreasonable failure of Consultant to provide such information or assistance during the term of the Agreement.

K.           Right to Counsel.  Consultant acknowledges that she has had the opportunity to retain legal counsel of Consultant’s own choosing in connection with the negotiation and execution of this Agreement and has either done so or have knowingly waived Consultant’s right to do so. Both parties have, through counsel, been fully represented and negotiated the terms and conditions of this Agreement and none of the provisions shall be construed or interpreted based on any contention as to which party was responsible for drafting.

L.           Survival of Terms.  The warranties, representations, the indemnity rights, the provisions set forth in Section 8, the provisions set forth in Section 10, and other remedies afforded to each party to this Agreement and any other terms which must survive to give effect to their meaning, shall survive the termination and/or expiration of this Agreement.

M.           Severability of Terms.  If any provision of this Agreement is invalid or unenforceable, that provision shall be deemed stricken from this Agreement and replaced with a provision that, to the maximum extent permitted by law, is enforceable and otherwise consistent with the stricken term.  The balance of this Agreement shall remain in effect, and if any provision is inapplicable to any particular circumstance, it shall nevertheless remain applicable to all other circumstances.

21.        Complete Agreement.

This document is a complete and exclusive statement of the terms of this Agreement and may not be changed orally but only by a writing signed by both parties hereto.  Consultant’s signature at the end hereof, together with the Brand's, will constitute this a binding agreement between Consultant and the Brand.

If the foregoing is satisfactory and reflects Consultant’s understanding of the business arrangement, please sign and return this Agreement to the Brand.

Sincerely,
Estee Lauder Inc.

		By:	/s/ Sara Moss
		Name:	Sara Moss
		Title:	Executive Vice President and General Counsel

Accepted and Agreed to:

By:	/s/ Aerin Lauder Zinterhofer
Name:	Aerin Lauder Zinterhofer
Date:	April 6, 2011

Exhibit A

April 6, 2011

Estée Lauder Inc.
767 Fifth Avenue
New York, NY 10153

Gentlemen:

Pursuant to a separate agreement (“Agreement”), you have retained my services in connection with the production of various materials in which I may deliver testimonials for several of your products and services (“Products,” as defined in the Agreement).

I hereby certify to you that all of the statements attributed to me, and which I have approved as my personal beliefs are true and an expression of my actual personal belief.

I endorse the Products, prefer them to other competitive brands, and promise that I will continue to purchase and use said Products for so long as you have the right to use the materials produced pursuant to the Agreement.

Nothing contained in this letter shall constitute an amendment or addition to the Agreement, the terms and conditions of which shall remain in full force and effect.

Very truly yours,

Aerin Lauder Zinterhofer

Witness:
Name (Type or Print):